Exhibit 1.1

REGULATION A+ OFFERING ENGAGEMENT AGREEMENT

October 23, 2020

Mr. Perch Nelson

Phoenix American Hospitality

5950 Berkshire Lane, Suite 850

Dallas, TX 75225

Dear Mr. Nelson:

The purpose of this engagement agreement (the “Agreement”) is to outline our agreement in principle pursuant to which KCD Financial, Inc. ( “KCD” or “Dealer Manager”) will act as the lead managing Dealer Manager in connection with a best efforts qualified Regulation A+ Tier 2 offering by American Hospitality Properties REIT, Inc., a Delaware corporation (the “Company”), of up to $50,000,000 of shares of common stock (the “Shares”) to the public at $10.00 per share as more fully described in the Company’s offering circular dated July 23, 2019 (the “Offering Circular” or “OC”) filed with the Securities and Exchange Commission pursuant to Rule 253(g)(2).

The terms of our agreement in principle are as follows:

1.                  The Company hereby engages KCD as its Dealer Manager in a placement of Shares as set forth above. The Company agrees to file an amendment of its Offering Circular to reflect the change of Dealer Manager and the appointment of KCD as such. Except as to the appointment of KCD as the successor Dealer Manager and as set forth below, the Plan of Distribution section in the Offering Circular shall remain the same.

2.                  The Company agrees to pay KCD’s counsel the sum of $5,000 as a review fee of the offering documents and to assist the Dealer Manager with filing any amendments required pursuant to FINRA Rule 5110 (the “Corporate Financing Rule”). The Company also agrees to reimburse KCD for any FINRA filing fees. The Company agrees to provide KCD’s counsel with a draft of any document proposed to be filed with the SEC at least 48 hours prior to filing.

3.                  The term of this Agreement shall be for the period beginning on the date hereof and ending on September 30, 2021, unless extended by mutual agreement of the parties (the “Engagement Period”). This Agreement may be terminated by either party (a) immediately upon notice to the other party that the non-terminating party has materially failed to comply with any of the material provisions of this Agreement applicable to such non-terminating party or if any of the representations, warranties, covenants or agreements of such party contained herein shall not have been materially complied with or satisfied within the times specified or (b) upon 60 days’ prior written notice.

4.                  The Company agrees to pay the Dealer Manager the sum of $1,500 per month beginning on the date hereof through the Engagement Period to supervise two registered representatives designated by the Company (subject to the approval of the Dealer Manager and FINRA) who shall agree to enter into an independent contractor agreement with KCD with a negotiated commission payout.

5.                  KCD will act as the lead managing Dealer Manager of the Offering and may assemble a selling group in its sole discretion (together “Selling Group”), subject to, among other things, the SEC qualification of the Shares.

6.                  Both parties shall have the right, in their sole discretion, to terminate this Agreement if either determines that the market conditions are not conducive to the Offering or the emergence of material adverse information concerning either party.

7.                  As set forth in the Plan of Distribution in the OC, the Company will pay to KCD, as consideration for the services described herein, a Dealer Manager concession of $0.95 per Share based upon a $10.00-per-share offering price of any Shares sold by KCD and/or Selected Dealers chosen by KCD during the Engagement Period. KCD, in its sole and absolute discretion, shall determine the amount to reallow the Selected Dealer’s part of the Dealer Manager concession.

8.                  The Company shall be responsible to pay out of its net proceeds of the Offering all costs and expenses relating to the Offering. This includes, but is not limited to, the preparation and production of offering materials, certificate issuance expenses, transfer agent fees and expenses, securities transfer taxes, if any, the cost charged by KCD’s or selected broker-dealer’s clearing firms related to the depositing of Shares into accounts, the Company’s legal, accounting, and other professional fees, including an investor relations firm, virtual data room, travel and presentation expenses, Blue Sky registration fees, all filing fees and communication expenses relating to the qualification of the Shares to be sold in the Offering with the Commission and the filing fees of the offering materials with FINRA Corporate Finance Department.

9.                  The Company and KCD shall create a new deposit account agreement with JP Morgan Chase Bank to receive and distribute proceeds from the offering as determined by a joint instruction by the Company and KCD. Selected Dealers shall be paid directly from the deposit account as will be jointly instructed by the Company and KCD.

10.              The Company shall procure a Directors and Officers Insurance policy at the Company’s expense.

11.              The Company shall pay the cost and expense of securing updated FactRight and Buttonwood due diligence reports to be made available to the Dealer Manager and selling group, or such other third-party due diligence report acceptable to both the Company and KCD. The Company shall pay the cost and expense for the production of an AI Insights test module for use by KCD and its Selected Dealers.

12.              The Company agrees to maintain the suitability standards as set forth in the “Plan of Distribution” section of the Offering Circular to not accept subscriptions that are greater than the subscriber’s 10% of net worth or annual income, whichever is greater. Unless the subscriber qualifies as an accredited investor under the definition supplied by the SEC. KCD will offer the Shares, and in its agreements with other members of the Selling Group will require such other members to offer Shares, only to such persons who meet such suitability standards.

13.              The Offering Circular filing will include as exhibits a proposed form of this Agreement and a Selected Dealer’s agreement, if any.

14.              At the time required by each state’s securities laws in which the Offering is to be sold and/or by the Securities Act, the Company shall make all necessary state “blue sky” securities law filings at the Company’s expense seeking qualification and/or approval of the Offering, if required under the Securities Act and/or state securities law. Once filed, the Company will provide copies of all “blue sky” filings to KCD.

15.              The Company represents and warrants to KCD that the entry into this Agreement or the any other action of the Company in connection with the proposed Offering will not violate any existing agreement between the Company and any other Dealer Manager and/or placement agent. The Company further represents and warrants to KCD that there are no Dealer Managers and/or placement agents who have an interest in compensation that would be due to KCD under this Agreement. The Company represents and warrants that any and all prior agreements with Dealer Manager(s) have been terminated, and all such prior Dealer Manager(s) and Selected Dealers have been fully paid all selling compensation and expenses due to them as of the date hereof.

16.              The Company represents to KCD that it has not taken, and agrees that it will not take, any action, directly or indirectly, so as to cause the Offering to fail to be entitled to the exemption from registration afforded by Regulation A+. In effecting the Offering, the Company agrees to comply in all material respects with applicable provisions of the Securities Act and any regulations thereunder, the Securities and Exchange Act of 1934 (the “1934 Act”) and any regulations thereunder, Title IV of the JOBS Act, Regulation A+, and any applicable state laws and requirements, as well as any federal, state or foreign judicial decisions or opinions related thereto. The Company further represents and warrants that it is in compliance and will comply with all applicable laws, rules, and regulations regarding its provision of services hereunder.

17.              The Company and KCD agree that neither party will issue press releases, media releases, electronic or in print, or advertising, or engage in any other publicity with respect to this Offering, without the other party’s prior written consent, which consent shall not be unreasonably withheld. During the Engagement Period or until the Closing, the Company agrees to cooperate with KCD and to furnish, or cause to be furnished, to KCD, any and all information and data concerning the Company (the “Information”). The Company shall provide KCD reasonable access during normal business hours from and after the date of execution of this Agreement until the date of the Closing to all of the Company’s assets, properties, books, contracts, commitments and records and to the Company’s officers, directors, employees, appraisers, independent accountants, legal counsel, suppliers, customers, financial institutions, and other consultants and advisors.

18.              The Company represents and warrants to KCD that (i) all Information made available by the Company to KCD or its agents, representatives and any potential group or selling group member that is (a) contained in any preliminary or final Offering Circular prepared by the Company in connection with the Offering, and (b) contained in any filing by the Company with any court or governmental regulatory agency, commission or instrumentality, will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading in the light of the circumstances under which such statements are made; (ii) all projected financial information or other forward-looking information which the Company provides to KCD will have been prepared by the Company in good faith, based on management’s best estimates at the time, and based on facts and assumptions which, in light of the circumstances under which they were made, management believes are reasonable; and (iii) all financial Information fairly reflect its financial condition and results of operations at a time and for the periods covered by such financial statements. The Company acknowledges and agrees that in rendering its services hereunder, KCD will be using and relying on such information (and information available from public sources and other sources deemed reliable by KCD) without independent verification thereof by KCD or independent appraisal by KCD of any of the Company’s assets and does not and will not assume responsibility for the accuracy or completeness of the Offering Circular or any Information. KCD reserves the right to investigate and independently verify the Company’s representations and claims. The Company will be solely responsible for the contents of the Offering Circular (as amended and supplemented and including any information incorporated therein by reference or attached thereto as an exhibit).

19.              If at any time prior to the completion of the offer and sale of the Securities an event occurs or circumstance exists and the Offering Circular (as then amended and supplemented) includes any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company will within 48 hours notify KCD of such event and KCD will suspend solicitations of prospective purchasers of the Shares until such time as the Company shall prepare (and the Company agrees that, if it shall have notified KCD to suspend solicitations after the Company has accepted orders from prospective purchasers, it will promptly prepare) a supplement or amendment to the Offering Circular which corrects such statement(s) or omission(s).

20.              KCD represents and warrants to the Company that (i) it has and will maintain all registrations and memberships required to perform its obligations and services hereunder, (ii) it is a member in good standing of FINRA, and is a broker-dealer registered as such under the 1934 Act and under the securities laws of the states in which the Securities will be offered or sold by it unless an exemption for such state registration is available, (iii) it is in compliance and will comply with all applicable laws, rules, and regulations regarding its provision of services hereunder, (iv) it has not and will not knowingly take any action, directly or indirectly that would cause the Offering to violate the provisions of the Securities Act, the 1934 Act, Title IV of the JOBS Act, the respective rules and regulations promulgated or applicable “blue sky” laws of any state or jurisdiction; and it will, insofar as is under its control, conduct the Offering in a manner prescribed by Title IV of the JOBS Act and Regulation A+.

21.              Except as contemplated by the provisions of Section 13 hereof, the Company acknowledges and agrees that this Agreement and the terms hereof are confidential and will not be disclosed to anyone other than the officers and directors of the Company and the Company’s accountants and legal counsel. Except as contemplated by the terms hereof or as required by applicable law, the Company and KCD shall keep strictly confidential all non-public Information concerning the Company provided to KCD. No obligation of confidentiality shall apply to Information that: (a) is in the public domain as of the date hereof or hereafter enters the public domain without a breach by KCD, (b) was known or became known by Agents prior to the Company’s disclosure thereof to KCD, (c) becomes known to KCD from a source other than the Company, and other than by the breach of an obligation of confidentiality owed to the Company, (d) is disclosed by the Company to a third party without restrictions on its disclosure or (e) is independently developed by KCD.

22.              This Agreement shall be deemed to have been made and delivered in Wisconsin, and both this Agreement and the transactions contemplated hereby shall be governed as to validity, interpretation, construction, effect and in all other respects, including an alleged breach thereof, by the internal laws of the State of Wisconsin without regard to the conflict of laws principles thereof. Venue for any legal action with respect to this Agreement shall be in the Federal Courts in Green Bay, Wisconsin.

23.              If any provision of this Agreement is deemed by an authority of competent jurisdiction (which may include a court or regulatory authority) to be unenforceable or contrary to applicable law, such provision shall be enforced to the maximum extent permitted by law to affect our intentions hereunder, and the remainder of this Agreement shall continue in full force and effect.

24.              Neither the failure to insist upon strict compliance with Agreement nor any course of conduct, including without limitation failure on any party’s part to exercise or delay in exercising any rights, shall constitute a waiver by such party of any of its rights hereunder. No single or partial exercise by any party of any right shall preclude any other or future exercise by any party of any such right or the exercises by such party of any other single or partial right. Any waiver by any party must be in writing and signed by such party and shall be effective only for the purpose and in the specific instance for which it is given.

25.              The Company agrees that any and all decisions, acts, actions, or omissions with respect to the Offering shall be the sole responsibility of the Company, and that the performance by KCD of services hereunder will in no way expose KCD to any liability for any such decisions, acts, actions or omissions of the Company.

26.              KCD reserves the right to reduce any item of its compensation or adjust the terms thereof as specified herein in the event that a determination and/or suggestion shall be made by FINRA to the effect that KCD’s aggregate compensation is in excess of FINRA rules or that the terms thereof require adjustment; provided, however, the aggregate compensation otherwise to be paid to KCD by the Company may not be increased above the amounts stated herein without the approval of the Company in writing.

27.              The Parties shall use good faith efforts to resolve any disputes that arise under this Agreement. In the event of a dispute, the party with a dispute shall provide written notice, by facsimile or email, of the dispute to the other party. Both Parties shall meet in person or by conference call within fifteen (15) business days of the effective date of a notice of a dispute to resolve the issues in dispute. The effective date of the notice of a dispute is the date that the notice was faxed or e-mailed.

28.              Governing Law; Jurisdiction. This Agreement has been entered into and shall be enforced in accordance with the laws of the State of Wisconsin, USA, without reference to any principles of conflicts of law. Each party hereby irrevocably submits to the exclusive jurisdiction of the state or federal courts sitting in the City of Green Bay, State of Wisconsin for the adjudication of any dispute hereunder or under the agreements delivered in connection herewith, or with any of the transactions contemplated hereby. Each party hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

29.              Indemnification.

(a)               In consideration of the services to be provided hereunder, the Company shall indemnify and hold harmless KCD and each of its past or present parents, subsidiaries, and affiliated or related companies, and each of their past and present predecessors, successors, assigns, heirs, executors, administrators, control persons under the Securities Act of 1933, control persons under Section 20 of the Securities and Exchange Act of 1934, employees, independent contractors, representatives, affiliated persons, officers, directors, owners, members, partners, shareholders, managers, principals, agents, representatives, consultants, attorneys, insurers, divisions, affiliated corporations, organizations or entities, whether previously or hereinafter affiliated in any manner (each individually an “Indemnified Person”) from and against any and all claims, rights, actions, complaints, demands, causes of action, choses in action, charges of discrimination, obligations, promises, covenants, errors, omissions, contracts, agreements, controversies, trespasses, suits, debts, sums of money, expenses, losses, damages of any kind, attorney’s fees, costs, expenses, and liabilities of any nature whatsoever, whether or not now known or unknown, suspected or claimed or not suspected or claimed, fixed or contingent, whether in law, admiralty, or equity, however denominated, to which such Indemnified Person may become subject arising out of, concerning, relating to, or in connection with the Offering, any offering documents or other materials or statements, the breach of any representation or warranty made by the Company, any breach of this Agreement by the Company, any violation of state or federal securities laws, rules, or regulations by the Company, the rendering of services hereunder by any Indemnified Person except to the extent that such losses, claims, damages or liabilities are determined in final, non-appealable judicial rulings to have primarily resulted from the negligence or willful misconduct of such Indemnified Person subject to the contribution provisions below, and reimburse such Indemnified Person for reasonable legal and other costs and expenses as they are incurred, that arise in connection with investigating, preparing to defend or defending any lawsuit, action, arbitration, claim, investigation, or other proceeding of any kind, whether or not such Indemnified Person is a party, and any appeals therefrom; and

(b)               KCD shall indemnify and hold harmless the Company and each of its past or present parents, subsidiaries, and affiliated or related companies, and each of their past and present predecessors, successors, assigns, heirs, executors, administrators, control persons under the Securities Act of 1933, control persons under Section 20 of the Securities and Exchange Act of 1934, employees, independent contractors, representatives, affiliated persons, officers, directors, owners, members, partners, shareholders, managers, principals, agents, representatives, consultants, attorneys, insurers, divisions, affiliated corporations, organizations or entities, whether previously or hereinafter affiliated in any manner (each individually an “Indemnified Person”) from and against any and all claims, rights, actions, complaints, demands, causes of action, choses in action, charges of discrimination, obligations, promises, covenants, errors, omissions, contracts, agreements, controversies, trespasses, suits, debts, sums of money, expenses, losses, damages of any kind, attorney’s fees, costs, expenses, and liabilities of any nature whatsoever, whether or not now known or unknown, suspected or claimed or not suspected or claimed, fixed or contingent, whether in law, admiralty, or equity, however denominated, to which such Indemnified Person may become subject arising out of, concerning, relating to, alleged improper sales practices in connection with the Offering, the breach of any representation or warranty made by KCD, any breach of this Agreement by KCD, any violation of state or federal securities laws, rules, or regulations by KCD, the rendering of services hereunder by any Indemnified Person except to the extent that such losses, claims, damages or liabilities are determined in final, non-appealable judicial rulings to have primarily resulted from the negligence or willful misconduct of such Indemnified Person subject to the contribution provisions below, and reimburse such Indemnified Person for reasonable legal and other costs and expenses as they are incurred, that arise in connection with investigating, preparing to defend or defending any lawsuit, action, arbitration, claim, investigation, or other proceeding of any kind, whether or not such Indemnified Person is a party, and any appeals therefrom.

(c)               The Company and KCD agree that (i) the indemnification and reimbursement commitments set forth above shall apply whether or not such Indemnified Person is a named party to any such lawsuit, action, arbitration, claim, investigation, or other proceeding of any kind; and (ii) promptly after receipt by an Indemnified Party or the Company of notice any lawsuit, action, arbitration, claim, investigation, or other proceeding of any kind, the Indemnified Person or the Company shall notify the other in writing of such involvement. This indemnification shall survive any termination of this Agreement. This indemnity applies to all claims, however raised or denominated, including but not limited to counter-party claims and third-party claims. Further, this indemnity is not subject to any limitation of liability or exclusion of damages provisions set forth herein.

(d)               If for any reason the foregoing indemnity is unavailable to any Indemnified Person or insufficient to hold any Indemnified Person harmless, then the Company shall contribute to the amount paid or payable by any Indemnified Person as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and any Indemnified Person on the other, but also the relative fault of the Company on the one hand and the Indemnified Person on the other that resulted in such losses, claims, damages or liabilities, as well as any relevant equitable considerations. The amounts paid or payable by a party in respect of losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees and expenses incurred in defending any litigation, proceeding or other action or claim. Notwithstanding the provisions hereof, the Indemnified Persons’ total share of the liability hereunder shall not be in excess of the amount of fees actually received, or to be received, by KCD under this engagement letter (excluding any amounts received as reimbursement of expenses incurred by KCD).

(e)               These provisions shall remain in full force and effect whether or not the transaction contemplated by this Agreement is completed and shall survive the termination of this engagement letter, and shall be in addition to any liability that the Company might otherwise have to any Indemnified Person under this Agreement or otherwise.

30.              The provisions set forth in §§ 7, 8, 21, 22, 25, 27, 28, and 29 shall survive termination of this Agreement.

31.              The Company shall not accept nor enter into any transaction with any person and/or entity introduced to the Company by KCD, which either intentionally or unintentionally would directly or indirectly circumvent the payment, in full or in part, of any and all consideration that would be due KCD pursuant to this Agreement. All consideration pursuant to this Agreement would be immediately due and payable to KCD if the Company entered into any such transaction.

32.              The Company acknowledges that in performing its services, KCD is acting as an independent contractor, and not as a fiduciary, agent or otherwise, of the Company or any other person. The Company acknowledges that in performing its services hereunder, KCD shall act solely pursuant to a contractual relationship on an arm’s length basis (including in connection with determining the terms of any Offering). Any review by KCD of the Company, the offering contemplated hereby or other matters relating to such offerings has been and shall be performed solely for the benefit of KCD and shall not be on behalf of the Company. The Company agrees that it shall not claim that KCD owes a fiduciary duty to the Company in connection with such transaction or the process leading thereto. No one other than the Company is authorized to rely upon engagement of KCD hereunder or any statements, advice, opinions or conduct by KCD. The Company further acknowledges that KCD may perform certain of the services described herein through one or more of its affiliates and any such affiliates shall be entitled to the benefit of this Agreement. This Paragraph shall survive the termination or expiration of this Agreement.

33.              The Company and KCD represent and warrant that each has all requisite power and authority to enter into and carry out the terms and provisions of this Agreement and make it a binding obligation and that the execution, delivery, and performance of this Agreement does not breach or conflict with any agreement, document, or instrument to which it is a party or bound.

34.              The Company acknowledges that KCD and its affiliates may have and may continue to have investment banking and other relationships with parties other than the Company pursuant to which KCD may acquire information of interest to the Company. KCD shall have no obligation to disclose such information to the Company or to use such information in connection with any contemplated transaction.

35.              To help the United States government fight the funding of terrorism and money laundering, the federal laws of the United States requires all financial institutions to obtain, verify and record information that identifies each person with whom they do business. This means we must ask you for certain identifying information, including a government-issued identification number (e.g., a U.S. taxpayer identification number) and such other information or documents that we consider appropriate to verify your identity, such as certified articles of incorporation, a government-issued business license, a partnership agreement or a trust instrument.

36.              This Agreement is binding upon the parties hereto and their respective permissible assigns, successors, heirs and personal representatives, and shall inure to their benefit.

37.              Neither this Agreement nor any right pursuant hereto or interest herein shall be assignable by any of the parties hereto without the prior written consent of the other parties hereto, except as expressly permitted herein.

38.              This Agreement and any exhibits herein incorporated and attached hereto supersede all prior and contemporaneous negotiations and agreements (whether written or oral) and constitute the entire understanding among the Parties as to the subject matter of this Agreement.

39.              The Company acknowledges and agrees that KCD, its officers, directors, employees, representatives, and attorneys have not provided and will not provide any tax, accounting, or legal advice nor made any representations regarding tax, accounting, or legal consequences of any aspects of this Agreement or the Offering or any of the Services contemplated hereunder.

40.              Numbered and titled section headings and defined terms are for convenience only and shall not be construed as amplifying or limiting any of the provisions of this Agreement.

41.              Each party hereto and his, her, or its respective counsel or representatives have had an opportunity to review and revise this Agreement and agree that the normal rules of construction to the effect that any ambiguities in this Agreement are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

42.              This Agreement may be executed in multiple counterparts, each of which shall be deemed an original. Such counterparts, when taken together, shall constitute but one agreement. Facsimile, executed documents scanned and transmitted electronically, and electronic signatures shall be deemed original signatures for purposes of this Agreement and all matters related thereto, with such facsimile, scanned, and electronic signatures having the same legal effect as original signatures. This Agreement will not be changed or modified orally. To be effective, any amendment, change, or modification shall be in writing, signed by the Company and KCD.

We are delighted at the prospect of continuing our working relationship with you. Please confirm that the foregoing correctly sets forth our Agreement by returning one executed copy to our corporate office at KCD Financial, Inc., 3061 Allied Street, Suite B, Green Bay, WI 54304 or an electronic copy to joelb@kcdfinancial.com.

Very truly yours,

KCD FINANCIAL, INC.

By:	/s/ Joel Blumenschein
Joel Blumenschein, Chairman

AGREED AND ACCEPTED:

AMERICAN HOSPITALITY
PROPERTIES REIT, INC.

By:	/s/ Perch Nelson
Perch Nelson, CEO

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